--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES:   JANUARY 31, 2005
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(h) of the Investment Company Act of 1940           -----------------------------
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
   LUCENT TECHNOLOGIES INC.                    CommScope, Inc.     NYSE:CTV                             Director   X       10% Owner
                                                                                               ----               ----
-------------------------------------------------------------------------------------------         Officer (give     Other (specify
   (Last)       (First)      (Middle)       3. IRS Identification  4. Statement for            ---- title below)  ----below)
                                               Number of Reporting    Month/Year
    600 Mountain Avenue                        Person, if an entity                                 --------------------------
                                               (voluntary)            10/9/2002
-------------------------------------------                           --------------------------------------------------------------
                (Street)                       22-3408857           5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                          (Month/Year)
                                                                                                     Form Filed by One
                                                                                                X    Reporting Person
                                                                                               ---
                                                                                                     Form Filed by More than One
 Murray Hill      NJ            07974                                                                Reporting Person
                                                                                               ---
------------------------------------------------------------------------------------------------------------------------------------
   (City)       (State)         (Zip)


                                            TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    2. Trans-  2A. Deemed    3. Trans-     4. Securities Acquired (A) or  5. Amount of    6. Owner-   7. Nature of
   Security       action      Execution    action        Disposed of (D)                Securities      ship        Indirect
   (Instr. 3)     Date        Date, if     Code          (Instr. 3, 4 and 5)            Beneficially    Form:       Beneficial
                              any          (Instr. 8)                                   Owned at        Direct      Ownership
                  (Month/     (Month/                                                   end of          (D) or      (Instr. 4)
                  Day/        Day/                     ------------------------------   Issuer's        Indirect
                  Year)       Year)                       Amount    (A) or    Price     Fiscal Year     (I)
                                                                    (D)                 (Instr. 3       (Instr. 4)
                                                                                        and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value
$.01            10/9/2002                   S               D       10,200,000  $5.20      -0-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------
1. Title of              2. Conver-   3. Trans-   3A. Deemed    4. Trans-     5. Number of             6. Date Exer-
   Derivative Security      sion of      action       Execution    action        Derivative               cisable and
   (Instr. 3)               Exercise     Date         Date, if     Code          Securities Ac-           Expiration
                            Price of     (Month/      any          (Instr. 8)    quired (A) or            Date
                            Deriv-       Day/         (Month/                    Disposed of              Month/Day/
                            ative        Year)        Day/Year                   (D)                      Year)
                            Security                                             (Instr. 3, 4, and 5)

                                                                                 --------------------     -----------------
                                                                                   (A)        (D)          Date      Expir-
                                                                                                           Exer-     ation
                                                                                                           cisable   Date

Not Applicable
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
7. Title and Amount of              8. Price of    9. Number of    10. Ownership       11. Nature of
   Underlying Securities               Derivative     Derivative       of Derivative       Indirect
   (Instr. 3 and 4)                    Security       Securities       Security:           Beneficial
                                       (Instr. 5)     Beneficially     Direct (D)          Ownership
                                                      Owned at End     (Instr. 4)         (Instr. 4)
                                                      of Year
                                                      or Indirect
                                                      (I) (Instr. 4)
------------------------------------

                     Amount or
       Title         Number of
                     Shares
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Explanation of Responses:



              By: /s/ Richard J. Rawson, Sr. Vice President,
                   General Counsel and Secretary                    10/10/2002
          -------------------------------------------------------  ------------
                  **Signature of Reporting Person                      Date

Reminder: Report on a separate line for each class of securities beneficially owned dierectly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.
